------------------------------------              ------------------------------
               FORM 4                                      OMB APPROVAL
------------------------------------              ------------------------------
                                                  OMB Number:          3235-0287
|_|  Check this box if no longer                  Expires:     December 31, 2001
     subject to Section 16.  Form 4               Estimated average burden
     or Form 5 obligations may                    hours per response.........0.5
     continue.  See Instruction 1(b).             ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Tawfik                           Samer
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

27-10 Littleneck Boulevard
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                                    (Street)

Bayside Gables,                        NY                11360
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     STAR Telecommunications, Inc. - STRX

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     6/00

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

                          ---------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A)         Amount of      ship
                                      2.            3.           or Disposed of (D)              Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security                      Day/         ------------     Amount     or      Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)        Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                           6/2/00        S               20,000      D      $2.75
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                                                     S               38,600      D      $2,71875
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                                                     S                6,350      D      $2.625
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                                                     S                7,500      D      $2.6875
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                                                     S               65,300      D      $2.46875
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                                                     S              141,400      D      $2.4375
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                                                     S               12,200      D      $2.40625
====================================================================================================================================

Reminder:  Report on a separate line for each class of  securities  beneficially
owned directly or indirectly.                                             (Over)

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                 SEC 1474 (3-99)

 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
   IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                                                       VALID OMB CONTROL NUMBER.

====================================================================================================================================
Continuation of Additional           Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Inserts of Table I
====================================================================================================================================
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A)         Amount of      ship
                                      2.            3.           or Disposed of (D)              Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security                     Day/          ------------     Amount     or      Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                76,100     D      2.375
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                                                     S                 2,000     D      2.34375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/5/00         S                 1,300     D      2.4375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                 1,700     D      2.46875
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                                                     S                 2,000     D      2.375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                36,000     D      2.3125
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                                                     S                74,800     D      2.34375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                 1,000     D      2.28125
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                                                     S                20,747     D      2.25
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                                                     S                62,279     D      2.1875
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Common Stock                          6/6/00         S                11,700     D      2.3125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                20,500     D      2.4375
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                                                     S                17,325     D      2.50
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                                                     S                 6,400     D      2.46875
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Common Stock                          6/7/00         S                66,200     D      3.34375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                48,700     D      3.375
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                                                     S                13,800     D      3.3125
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                                                     S                30,000     D      2.42187
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                                                     S                 1,000     D      3.39063
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                                                     S                 1,000     D      3.125
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                                                     S                73,099     D      3.25
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                                                     S               124,800     D      3.21875
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====================================================================================================================================
Continuation of Additional           Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Inserts of Table I
====================================================================================================================================
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A)         Amount of      ship
                                      2.            3.           or Disposed of (D)              Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security                     Day/          ------------     Amount     or      Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                16,600     D      3.53125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                 1,000     D      3.23438
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                35,000     D      3.1875
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                                                     S                11,500     D      3.28125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                 2,000     D      3.54687
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                10,000     D      3.48437
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                37,300     D      3.40625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                 4,600     D      3.59375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                22,260     D      3.4375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                66,240     D      3.50
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                20,000     D      3.46875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/8/00         S                 4,500     D      3.40625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                27,230     D      3.46875
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                 1,650     D      3.4375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                65,000     D      3.3125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S               112,000     D      3.28125
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                                                     S                   750     D      3.375
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                                                     S                23,500     D      3.25
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Common Stock                          6/9/00         S                 3,200     D      3.28125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                15,700     D      3.25
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                                                     S                   200     D      3.26565
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                                                     S                   100     D      3.2656
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                                                     S                 1,000     D      3.26562
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====================================================================================================================================
Continuation of Additional           Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Inserts of Table I
====================================================================================================================================
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A)         Amount of      ship
                                      2.            3.           or Disposed of (D)              Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security                     Day/          ------------     Amount     or      Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)         Code     V                  (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              10,000      D      3.1875
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              19,570      D      3.125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              11,000      D      3.15625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S                  30      D      3.18766
------------------------------------------------------------------------------------------------------------------------------------
                                                     S               3,800      D      3.17187
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/12/00        S              30,374      D      2.9375
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              13,300      D      2.90625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S               4,500      D      2.875
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              18,800      D      2.8125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              44,772      D      2.75
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              19,900      D      2.71875
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              35,600      D      2.78125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              24,500      D      2.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          6/13/00        S              50,776      D      2.6875
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              10,000      D      2.65625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              37,500      D      2.625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              29,000      D      2.5625
------------------------------------------------------------------------------------------------------------------------------------
                                                     S               2,248      D      2.53125
------------------------------------------------------------------------------------------------------------------------------------
                                                     S              14,200      D      2.50      6,708,717      D
------------------------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
    None.

/s/ Samer Tawfik                                              July 5, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
                Samer Tawfik


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 5
                                                                 SEC 1474 (3-99)